Exhibit 10.322

LIGAND PHARMACEUTICALS INCORPORATED

DIRECTOR COMPENSATION AND STOCK OWNERSHIP POLICY

(Amended and Restated Effective April 16, 2009)

I. DIRECTOR COMPENSATION

Non-employee members of the board of directors (the “Board”) of Ligand Pharmaceuticals Incorporated (the “Company”) shall be eligible to receive cash and equity compensation effective as of April 16, 2009, as set forth in this Director Compensation Policy. The cash compensation and stock awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or stock awards, unless such Independent Director declines the receipt of such cash compensation or stock awards by written notice to the Chairman of the Board. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

1. Cash Compensation.

(a) Annual Retainer. Each Independent Director shall be eligible to receive an annual retainer of $30,000 for service on the Board. In addition, an Independent Director serving as:

(i) chairman of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service;

(ii) chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;

(iii) members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $10,000 for such service;

(iv) chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;

(v) members (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $6,000 for such service;

(vi) chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $8,000 for such service; and

(vii) members (other than the chairman) of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $4,000 for such service.

(b) Payment of Cash Compensation. Annual retainer fees shall be paid after each annual meeting of the Company’s stockholders in advance for the upcoming year of service and shall be prorated for the period of the year served for Independent Directors who are elected or appointed to the Board at a time other than the date of the annual meeting of the Company’s stockholders. Committee fees shall be paid quarterly and shall be prorated for any partial quarters served for Independent Directors who serve on a committee for less than a full quarter (and such fees shall be retroactive to the date on which the Independent Director joins the applicable committee).

2. Equity Compensation. The Independent Directors shall be granted the following stock awards. The stock awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2002 Stock Incentive Plan (the “2002 Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board.

(a) Initial Stock Awards. A person who was initially elected or appointed to the Board on or after April 16, 2009, and who was or is an Independent Director at the time of such initial election or appointment, shall be eligible to receive the following stock awards on the date of such initial election or appointment (each, an “Initial Stock Award”):

(i) a restricted stock grant of 10,000 shares of common stock (subject to adjustment as provided in the 2002 Plan); and

(ii) a stock option to purchase 30,000 shares of common stock (subject to adjustment as provided in the 2002 Plan).

(b) Subsequent Stock Awards. A person who is an Independent Director automatically shall be eligible to receive the following stock awards on the date of each annual meeting of the Company’s stockholders on or after April 16, 2009 (each, a “Subsequent Stock Award”):

(i) a restricted stock grant of 5,000 shares of common stock (subject to adjustment as provided in the 2002 Plan); and

(ii) a stock option to purchase 15,000 shares of common stock (subject to adjustment as provided in the 2002 Plan).

An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Restricted Stock grant in connection with such election, and shall not receive a Subsequent Restricted Stock grant on the date of such meeting as well. The stock awards described in this clause shall be referred to as “Subsequent Stock Awards.”

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive any Initial Stock Awards pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Stock Awards as described in clause 2(b) above.

(d) Vesting of Stock Awards Granted to Independent Directors

(i) Initial Stock Awards granted hereunder shall vest in thirty-six (36) equal monthly installments over the three year period following the date of grant, subject to the director’s continuing service on the Board through each such vesting date.

(ii) Subsequent Stock Awards granted hereunder shall vest in twelve (12) equal monthly installments over the first year following the date of grant, subject to the director’s continuing service on the Board through each such vesting date.

(iii) Any stock awards granted hereunder shall vest in full in the event of a Change in Control or a Hostile Take-Over (each as defined in the 2002 Plan) to the extent the director is serving on the Board at the time of such transaction or in the event a director ceases to serve on the Board by reason of death or Permanent Disability as defined in the 2002 Plan.

(iv) Any unvested stock awards will be forfeited to the Company in the event a director ceases to serve on the Board prior to the vesting of such shares.

(e) Effect of Termination of Board Service on Stock Options. A director shall be able to exercise his or her stock options that were vested at the time of his or her cessation of Board service until the first to occur of (A) the third anniversary of the date of his or her cessation of Board service, or (B) the original expiration date of the term of such stock options.

(f) Term of Stock Options. Each stock option granted hereunder shall have a term of ten (10) years measured from the date of grant.

(g) Exercise Price of Stock Options. The exercise price per share of any stock options granted hereunder shall be equal to one hundred percent (100%) of the Fair Market Value (as defined in the 2002 Plan) of the common stock on the date of grant.

II. DIRECTOR STOCK OWNERSHIP GUIDELINES

Independent Directors are expected to own and hold a specified number of shares of the Company’s common stock. The ownership guideline is 10,000 shares of the Company’s common stock. The stock ownership level should be achieved by each Independent Director on or before December 31, 2012 or, if later, within three years after the Independent Director’s first appointment to the Board.

Stock that counts toward satisfaction of these guidelines include: shares of common stock owned outright by the Independent Director and his or her immediate family members who share the same household, whether held individually or jointly; restricted stock where the restrictions have lapsed; shares acquired upon stock option exercise; shares purchased in the open market; and shares held in trust for the benefit of the Independent Director or his or her family. Restricted stock units, which represent the right to receive shares, do not count towards satisfaction of these guidelines. Shares held in trust may be included. Due to the complexities of trust accounts, requests to include shares held in trust should be submitted to the Secretary of the Company and the Chairman of the Board will make the final decision as to whether to include those shares.

The guidelines may be waived for Independent Directors, at the discretion of the Board, if compliance would create severe hardship or prevent an Independent Director from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

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